MONEY MANAGER AGREEMENT

                                     Effective Date: January 31, 2001
                                     Termination Date: One year
                                                       after Effective Date
                                     Fund and Account: Approximately 90% of the
                                                       International Equity FUND


Nicholas-Applegate Capital Management
600 West Broadway, 29th Floor
San Diego, CA  92101

        Re:     Accessor Funds, Inc. Money Manager Agreement

Ladies and Gentlemen:

     Accessor Funds, Inc., a Maryland corporation ("Accessor Funds"), is an open-end management investment company of the series type registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the rules and regulations promulgated thereunder.
Accessor Funds issues shares in separate diversified portfolios, each with a different investment objective and policies.

     Accessor Capital Management LP, a Washington limited partnership (the "Manager") acts as the manager and administrator of Accessor Funds pursuant to the terms of a Management Agreement, and is an "investment adviser" as that term is defined in Section 2(a)(20) of the 1940 Act, to Accessor Funds. The Manager is responsible for the day-to-day management and administration of Accessor Funds and for the coordination of investments of each portfolio's assets; however, specific portfolio purchases and sales for each portfolio's investment portfolio, or a portion thereof, are to be made by the portfolio management organizations recommended and selected by the Manager, subject to the approval of the Board of Directors of Accessor Funds (the "Board").

     1. Appointment as a Money Manager. The Manager and Accessor Funds hereby appoint and employ Nicholas-Applegate Capital Management, a California Limited Partnership (the "Money Manager"), as a discretionary money manager to Accessor Funds' International Equity Fund, on the terms and conditions set forth herein. The Manager determines from time to time that portion of the assets of the International Equity Fund that are to be assigned to the Money Manager (the
"Account"). The Account and those assets of the International Equity Fund managed by the Manager or another money manager as determined by the Manager are referred to as the "Fund".

     2. Acceptance of Appointment; Standard of Performance. The Money Manager accepts the appointment as a discretionary money manager and agrees to use its best professional judgment to make and implement investment decisions for the Fund with respect to the investments of the Account in accordance with the provisions of this Agreement.

     3. Fund Management Services of the Money Manager. The Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund, to determine to purchase and sell securities for the Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Accessor Funds' operational procedures as it may be amended in writing by the parties from time to time. In providing portfolio management services to the Account, the Money Manager shall be subject to such investment restrictions as are set forth in the 1940 Act and rules thereunder, the supervision and control of the Board, such specific instructions as the Board may adopt and communicate to the Money Manager, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, and instructions from the Manager. The Money Manager shall maintain on behalf of the Fund all accounts, books, records or other documents that are required to be maintained pursuant to the 1940 Act, and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended in writing from time to time). At the Fund's or the Manager's reasonable request (as communicated by the Board or the officers of such entities), the Money Manager will consult with the officers of Accessor Funds or the Manager, as the case may be, with respect to any decision made by it with respect to the investments of the Account.

     4. Investment Objectives, Policies and Restrictions. The Fund shall provide the Money Manager with a statement of the investment objectives and policies of Accessor Funds and any specific investment restrictions applicable thereto as established by Accessor Funds, including those set forth in its Prospectus as amended from time to time. Accessor Funds retains the right, on reasonable prior written notice to the Money Manager from Accessor Funds or the Manager, to modify any such objectives, policies or restrictions in any manner at any time. The Money Manager shall have no duty to investigate any instructions received from Accessor Funds, the Manager, or both, and, absent manifest error, such instructions shall be presumed reasonable.

     5. Transaction Procedures. All transactions will be consummated by payment to or delivery by Accessor Funds' custodian (the "Custodian"), or such depositary or agents as may be designated by the Custodian, as custodian for the Fund, of all cash and/or securities due to or from the Account, and the Money Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Money Manager shall advise the Custodian in writing or by electronic transmission or facsimile of all investment orders for the Fund placed by it with broker/dealers at the time and in the manner and as set forth in Accessor Funds' operational procedures, as may be amended in writing from time to time. Accessor Funds shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Money Manager. Accessor Funds shall be responsible for all custodial arrangements and the payment of all custodial charges and fees and, upon the Money Manager giving proper instructions to the Custodian, the Money Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

     6. Allocation of Brokerage. The Money Manager shall have authority and discretion to select brokers/dealers and to establish brokerage accounts with such brokers to execute portfolio transactions initiated by the Money Manager, and for the selection of the markets on/in which the transaction will be executed.

          A. In doing so, the Money Manager's primary objective shall be to select a broker/dealer that can be expected to obtain the best net price and execution for Accessor Funds. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and the Money Manager shall have no obligation to seek the lowest available commission cost to Accessor Funds, so long as Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best price on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker/dealer to the Money Manager viewed in terms of either that particular transaction or of the Money Manager's overall responsibilities with respect to its clients, including Accessor Funds, as to which the Money Manager exercises investment discretion, notwithstanding that Accessor Funds may not be the direct or exclusive beneficiary of any such services or that another broker/dealer may be willing to charge Accessor Funds a lower commission on the particular transaction.

          B. Accessor Funds shall retain the right to request that transactions involving the Account that give rise to brokerage commissions in an annual amount of up to 50% of the Money Manager's executed brokerage commissions, shall be executed by broker/dealers which provide brokerage or research services to Accessor Funds or its Manager, or as to which an ongoing relationship will be of value to Accessor Funds with respect to the Fund, which services and relationship may, but need not, be of direct benefit to the Fund so long as (i) the Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker/dealer can be expected to obtain the best price on a particular transaction and (ii) Accessor Funds determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to Accessor Funds, or to the Manager for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such service or that another broker/dealer may be willing to charge Accessor Funds a lower commission on the particular transaction. The Money Manager may reject any request for directed brokerage that does not appear to it to be reasonable.

          C. Accessor Funds agrees that it will provide the Money Manager with a list of broker/dealers which are "affiliated persons" of Accessor Funds and its other money managers. Upon receipt of such list, the Money Manager agrees that it will not execute any portfolio transactions with a broker/dealer which is an "affiliated person" (as defined in the 1940 Act) of Accessor Funds or of any money manager for Accessor Funds unless it is in accordance with the procedures of Accessor Funds.

          D. As used in this paragraph 6, "brokerage and research services" shall be those services described in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

     7. Proxies. Unless the Manager gives written instructions to the contrary, the Money Manager shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested. The Money Manager shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders.

     8. Reports to the Money Manager. Accessor Funds and the Manager shall furnish or otherwise make available to the Money Manager such information relating to the business affairs of the Fund, including periodic reports concerning the Fund, as the Money Manager at any time, or from time to time, may reasonably request in order to discharge its obligations hereunder.

     9. Fees for Services.

          A. The compensation of the Money Manager for its services under this Agreement shall be calculated and paid by Accessor Funds in accordance with Exhibit A attached hereto and incorporated by this reference herein. The Money Manager acknowledges that any such fee is payable solely out of assets of the Fund's Account.

          B. The Money Manager acknowledges that the index against which the Money Manager's performance is based (the "benchmark index"), as set forth on Exhibit B, attached hereto and incorporated herein by reference as may be amended from time to time, may be changed by the Board, including a majority of the directors who are not parties to this Agreement (as defined in the 1940 Act) or interested persons of any such party, upon at least one quarter's prior notice. The Money Manager acknowledges that a change in the benchmark index may alter the subsequent return of the index measure, but performance prior to the change in the benchmark index will continue to be based on the former benchmark index.

     10. Other Investment Activities of the Money Manager. Accessor Funds acknowledges that the Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (the "Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, Accessor Funds agrees that the Money Manager and its affiliates may give advice, exercise investment responsibility and take other action with respect to the Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Account, provided that the Money Manager acts in good faith, and provided further that it is the Money Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. Accessor Funds acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Account may have an interest from time to time, whether in transactions which may involve the Account or otherwise. The Money Manager shall have no obligation to acquire for the Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Account or otherwise.

     11. Certificate of Authority. Each of Accessor Funds, the Manager and the Money Manager shall furnish to the others from time to time certified copies of the resolutions of its Board of Directors, Board of Trustees, Managing Partner or executive committee, as the case may be, evidencing the authority of its officers and employees who are authorized to act on behalf of it.

     12. Limitation of Liability. The Money Manager shall not be liable for, and shall be indemnified by the Fund for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from Accessor Funds or the Manager; provided, however, that such acts or omissions shall not have resulted from the Money Manager's willful misfeasance, bad faith or gross negligence, violation of applicable law, or reckless disregard of its duty or of its obligations hereunder. The rights and obligations that are provided for in this Paragraph 12 shall survive the cancellation, expiration or termination of this Agreement.

     13. Confidentiality. Subject to the right of each money manager and Accessor Funds to comply with applicable law, including any demand or request of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of each money manager, the Manager and Accessor Funds in respect thereof, other than any such information which is or hereafter becomes ascertainable from public or published information or trade sources. The rights and obligations that are provided for in this Paragraph 13 shall survive the cancellation, expiration or termination of this Agreement.

     14. Use of the Money Manager's Name. Accessor Funds and the Manager agree to furnish the Money Manager at its principal office prior to use thereof copies of all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to the Money Manager, and not to use such material if the Money Manager reasonably objects in writing within three business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund and the Manager will continue to furnish to the Money Manager copies of any of the above-mentioned materials that refer in any way to the Money Manager, and will not use such material if the Money Manager reasonably objects in writing within three business days (or such other time as may be mutually agreed) after receipt thereof.

     15. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, of this Agreement shall be made by the Money Manager, and this Agreement shall terminate automatically in the event that it is assigned. The Money Manager shall notify the Manager and Accessor Funds in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, to enable the Manager and Accessor Funds to consider whether an assignment, as that term is defined in Section 2(a)(4) of the 1940 Act, will occur, and to take the steps necessary to enter into a new money manager agreement with the Money Manager.

     16. Representations, Warranties and Agreements of the Investment Company. The Fund represents, warrants and agrees that:

          A. The Money Manager has been duly appointed by the Board to provide investment services to the Account as contemplated hereby.

          B. Accessor Funds will deliver to the Money Manager a true and complete copy of its current prospectus as effective from time to time, such other documents or instruments governing the investments of Fund, and such other information as is necessary for the Money Manager to carry out its obligations under this Agreement.

          C. The organization of Accessor Funds and the conduct of the business of the Fund as contemplated by this Agreement, materially complies, and shall at all times materially comply, with the requirements imposed upon Accessor Funds by applicable law.

     17.  Representations,   Warranties  and  Agreements  of  Manager.   Manager
represents, warrants and agrees that:

          A. The Manager acts as an "investment adviser," as that term is defined in Section 2(a)(20) of the 1940 Act, pursuant to a Management Agreement with the Fund.


          B. The appointment of the Money Manager by the Manager to provide the investment services as contemplated hereby has been approved by the Board.

          C. The Manager is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

          D. The Manager has  received and reviewed  Money  Manager's  Form ADV,
     Part II, more than 48 hours prior to entering into this Agreement.

     18. Representations, Warranties and Agreements of Money Manager. The Money Manager represents, warrants and agrees that:

          A. The Money Manager is registered as an "investment adviser" under the Advisers Act; or it is a "bank" as defined in Section 202(a)(2) of the Advisers Act or an "insurance company" as defined in Section 202(a)(12) of the Advisers Act and is exempt from registration thereunder.

          B. The Money Manager will maintain, keep current and preserve on behalf of the Fund, the records required to be maintained pursuant to
     Section 3 of this Agreement and shall timely furnish to the Manager all information relating to the Money Manager's services under this Agreement needed by the Manager to keep the other books and records of the Fund required by the 1940 Act, and the Advisers Act, or any rule or regulation thereunder and Accessor Funds' policies and procedures (as may be amended in writing from time to time), in the manner required by such rule, regulation, policy or procedure. The Money Manager agrees that such records are the property of the Fund and will be surrendered to the Fund promptly upon request.

          C. The Money Manager will adopt or has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, will provide to the Fund a copy of the code of ethics and evidence of its adoption, and will make such reports to the Fund as required by Rule 17j-1 under the 1940 Act. The Money Manager has policies and procedures sufficient to enable the Money Manager to detect and prevent the misuse of material, nonpublic information by the Money Manager or any person associated with the Money Manager, in compliance with the Insider Trading and Securities Fraud Enforcement Act of 1988.

          D. The Money Manager will notify Accessor Funds of any changes in the general partner(s) of its partnership or in the case of a corporation in the ownership of more than five percent of its voting securities, within a reasonable time after such change.

          E. The Money Manager understands that it may receive certain non-public information about clients of the Manager and Accessor Funds under Section 248.14 of Regulation S-P and understands and agrees that it will disclose that information only as permitted by Section 248.11 of Regulation S-P.

     19. Amendment. This Agreement may be amended at any time, but only by written agreement among the Money Manager, the Manager and the Fund, which amendment, must be approved by the Board in the manner required by the 1940 Act.

     20. Effective Date; Term. This Agreement shall become effective for the Fund on the effective date set forth on page 1 of this Agreement, and shall continue in effect until the termination date set forth on page 1 of this Agreement. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually (a) by a vote of a majority of the Board or (b) by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, and in either case by a majority of the directors who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as directors of the Fund) cast in person at a meeting called for purposes of voting on the Agreement.

     21. Termination. This Agreement may be terminated, without the payment of any penalty, by the Board, the Manager, the Money Manager or by the vote of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund for which the Money Manager acts as money manager, upon 60 days' prior written notice to the other parties hereto. Any such termination shall not affect the status, obligations or liabilities of any party hereto to any of the other parties that accrued prior to such termination.

     22. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Washington. . Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     23. Notices. Any notice, advice, or report to be given pursuant to this Agreement shall be delivered or mailed:


        To the Manager at:             Accessor Capital Management LP
                                       1420 Fifth Avenue, Suite 3600
                                       Seattle, WA 98101
                                       Attention:  Christine Stansbery

        To Accessor Funds at:          Accessor Funds, Inc.
                                       1420 Fifth Avenue, Suite 3600
                                       Seattle, WA 98101
                                       Attention:  Christine Stansbery

        To the Money Manager at:       Nicholas-Applegate Capital Management LP
                                       600 West Broadway, Suite 2900
                                       San Diego, CA  92101
                                       Attention:  Legal Department

     24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


ACCESSOR FUNDS, INC.
                                           Accepted and agreed to:
                                           Nicholas-Applegate Capital Management
BY:  /s/ Ravindra A. Deo                   A California Limited Partnership
     Ravindra A. Deo
     Vice President                        BY: /s/ E. Blake Moore, Jr.
DATE:  1-31-2001                               E. Blake Moore, Jr.
                                               General Counsel
                                           DATE: 1-31-2001
ACCESSOR CAPITAL MANAGEMENT LP
By Accessor Capital Corporation
Its Managing General Partner


BY:  /s/ J. Anthony Whatley III
     J. Anthony Whatley III
     President
DATE: 1-31-2001


EXHIBITS:
                    A.  Fee Schedule.
                    B.  Benchmark Index.

                                   EXHIBIT A
                                MONEY MANAGER FEE


     The following compensation of the Money Manager for its services under the Agreement shall be calculated and paid by Accessor Funds (except that no such fees shall be paid to the Manager as to Accounts for which it acts as money manager).

     Fees will be calculated and paid after the end of each calendar quarter at one-fourth of an annual percentage rate as described in the following paragraph and in the table below applied to the average daily net assets of the Account. The net assets of the Account are determined by including receivables and deducting payables. Expenses beyond the control of the Money Manager including, but not limited to, fees payable to Accessor Fund's Custodian, Accounting Agent and Transfer Agent, fees of accountants, legal fees and expenses allocable to the Fund are not included as payables of the Account, but expenses within the control of the Money Manager including, but not limited to, brokerage commissions, are included in determining the net assets of the Account.

     For purposes of calculating the Money Manager's fees, management of the Account by the Money Manager shall be considered to be commencement of investment operations of the International Equity Fund on October 3, 1994. For the first five complete calendar quarters of management of the Account by the Money Manager, Accessor Funds paid the Money Manager on a quarterly basis at the following annual fee rates, applied to the average daily net assets of the Account.

               Basic Fee                       Portfolio Management Fee
               ---------                       ------------------------
                 0.20%                                  0.20%

     Commencing with the sixth calendar quarter of management by the Money Manager for the Account, Accessor Funds will pay the Money Manager based on the schedule below as applied to the average daily net assets.

     The Basic Fee shall be equal to an annual rate of 0.20% of the Fund's average daily net assets, up to a maximum of $400,000 annualized. In addition to the Basic Fee, the Money Manager shall earn a performance fee as follows:

                    Average Annual
               Performance Differential                          Annual
                 vs. Benchmark Index                          Performance Fee
        greater than or equal to 4.00%                            0.40%
        greater than or equal to 2.00% and less than 4.00%        0.30%
        greater than or equal to 0.00% and less than 2.00%        0.20%
        greater than or equal to -2.00% and less than 0.00%       0.10%
        less than -2.00%                                          0.00%

     The Account's performance differential versus the benchmark index is recalculated at the end of each calendar quarter based on the Account's performance during all calendar quarters since commencement of management by the Money Manager for the Account through the next preceding calendar quarter, so that the performance fee, although measured on an average annual rate of return basis, covers all prior quarters except that of the immediately preceding quarter. Commencing with the 14th calendar quarter of management by the Money Manager for the Account, the Account's average annual performance differential will be recalculated based on the Account's performance during the preceding 12 calendar quarters (other than the immediately preceding quarter) on a rolling basis.

     The Manager agrees to make every effort to minimize cash inflows and outflows to the Account, and to attempt to limit them to once a month. For purposes of calculating the performance of the benchmark index, Accessor Funds, Manager and Money Manager agree to accept the calculation provided by the publisher of the index or another mutually acceptable source. For purposes of calculating the performance differential versus the benchmark index, the investment performance of the Account for any period, expressed as a percentage of its net asset value per share at the beginning of such period, is equal to the sum of: (i) the change in the net asset value per share of the Account during such period; (ii) the value of the Account's cash distributions per share accumulated to the end of such period; and (iii) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period. For this purpose, the value of distributions per share of realized capital gains, or dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Account at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes. The investment record of the benchmark index for any period shall mean the sum of: (i) the change in the level of the index during such period; and (ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period; expressed as a percentage of the index level at the beginning of such period. For this purpose cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     Accessor Funds and Manager acknowledge that the use of a performance fee may result in a higher degree of risk with respect to the Account than the use of base fees.

                                    EXHIBIT B

                                 BENCHMARK INDEX
                                January 31, 2001

Fund                                             Index
International Equity                             MSCI EAFE + EMF Index